Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-234307) pertaining to the Long-Term Incentive Performance Share and Deferred Short-Term Incentive Share Programs of Millicom International Cellular S.A. of our reports dated March 10, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Millicom International Cellular S.A. included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young
Société anonyme
Cabinet de révision agréé

Luxembourg
March 10, 2021